Exhibit 99.1

New Media Announces Solid First Quarter 2019 Results

•	Total Revenues of $387.6 million

•	Operating loss of $1.4 million

•	As Adjusted EBITDA of $33.1 million*

•	Free Cash Flow of $21.0 million*

•	Declared first quarter dividend of $0.38

•	On January 31, 2019, completed purchase of the publishing arm of Schurz Communications

NEW YORK, N.Y. May 2, 2019 – New Media Investment Group Inc. (NYSE: NEWM) today reported its financial results for the first quarter ended March 31, 2019.

($ in million, except per share)
GAAP Reporting	Q1 2019	Q1 2018
Revenues	$387.6	$340.8
Operating (loss) income	$(1.4)	$7.1
Net loss attributable to New Media	$(9.1)	$(0.7)

Non-GAAP Reporting*	Q1 2019	Q1 2018
As Adjusted EBITDA	$33.1	$32.5
Free Cash Flow	$21.0	$22.5

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.

“Our results this quarter reflect both solid performance in our growth businesses and continued progress in stabilizing our traditional print business. Our revenue of $387.6 million was up 13.7% over the prior year. Our growth businesses, UpCurve and GateHouse Live, accounted for $34.9 million of total revenue, an increase of 27.3% compared to last year. We are excited about the continued opportunity for growth in both of these businesses for 2019 and beyond,” said Michael E Reed, New Media President and Chief Executive Officer.

He continued: “As Adjusted EBITDA and Free Cash Flow were strong in the quarter at $33.1 million and $21.0 million respectively. We have been proactive in taking new measures to grow As Adjusted EBITDA, which is reflected in our results. At the same time, these measures – which we believe are crucial to driving profitability – have prevented us from showing a positive same store revenue trend in recent quarters. In the first quarter, same store revenue was down 7.4%, or 80 bps lower than the fourth quarter. With the execution of planned As Adjusted EBITDA-enhancing measures in the first quarter, we do expect to show improvement in our same store revenue trend in the coming quarters.

Finally, in keeping with our goal to purchase strong assets that integrate well into our portfolio, we completed our purchase of the publishing arm of Schurz Communications on January 31, for $30.0 million.”

First Quarter 2019 Financial Results

New Media recorded total revenues of $387.6 million for the quarter, up 13.7% compared to the prior year, and down 7.4% on an organic same store basis. The same store trend was marginally lower than the trend recorded in the fourth quarter of 2018, primarily as a result of internal initiatives undertaken to improve long term revenue growth opportunities and profitability. An encouraging point from the quarter was that same store revenue trends improved each month during the quarter. The company also expects to see overall same store revenue and profitably trends improve in Q2 and through 2019.

Traditional Print advertising revenue decreased 14.8% on an organic same store basis compared to the prior year period. This decline was consistent with the fourth quarter of 2018.

Digital revenue increased 23.8% on a reported basis from the prior year to $47.7 million, which represents 12.3% of total revenue in the first quarter. UpCurve generated $26.0 million in revenue, an increase of 34.0% as compared with the prior year on a reported basis.

Circulation revenue decreased 5.5% on an organic same store basis, due in large part to our shift away from pricing increases as we work to grow subscriber volumes. This strategic shift is working as demonstrated by total subscriber volumes growing for the second consecutive quarter, as compared to the prior year. Our digital-only subscription base grew to 174,000, an increase of 43.9% compared to the prior year.

Commercial Print, Distribution and Events revenue increased 1.4% compared to the prior year on an organic same store basis.

Operating loss was $1.4 million and Net loss attributable to New Media was $9.1 million. These were burdened by $8.3 million in one-time expenses, $4.2 million of which were non-cash expenses. Excluding these one-time expenses, results would have been Operating income of $6.9 million and a Net loss attributable to New Media of $0.8 million.

As Adjusted EBITDA and Free Cash Flow were $33.1 million and $21.0 million, respectively.

First Quarter 2019 Dividend

New Media’s Board of Directors declared a first quarter 2019 cash dividend of $0.38 per share of common stock. The dividend is payable on May 22, 2019 to shareholders of record as of the close of business on May 13, 2019.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, May 2, 2019 at 9:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media First Quarter Earnings Call” or access code “2378656.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, May 6, 2019 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “2378656.”

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions to our small and medium business partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 156 daily publications. As of March 31, 2019, New Media operates in over 615 markets across 39 states reaching over 22 million people on a weekly basis and serves over 200,000 business customers.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues

Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and Free Cash Flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to execute on our business plan, including stabilizing our print business, expected revenue trends, including expectations for same store revenue and growth in our UpCurve and GateHouse Live businesses, and our ability to grow subscriber volumes. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in advertising and circulation revenues, economic conditions in the markets in which we operate, including natural disasters, tariffs and other factors affecting economic conditions generally, competition from other media companies, the possibility of insufficient interest in our digital and other businesses, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	March 31, 2019	December 30, 2018
Assets
Current assets:
Cash and cash equivalents	$24,597	$48,651
Restricted cash	4,054	4,119
Accounts receivable, net of allowance for doubtful accounts of $8,259 and $8,042 at March 31, 2019 and December 30, 2018, respectively	153,222	174,274
Inventory	24,972	25,022
Prepaid expenses	30,155	23,935
Other current assets	21,149	21,608

Total current assets	258,149	297,609
Property, plant, and equipment, net of accumulated depreciation of $229,268 and $219,256 at March 31, 2019 and December 30, 2018, respectively	347,766	339,608
Operating lease right-of-use assets	102,583	—
Goodwill	316,208	310,737
Intangible assets, net of accumulated amortization of $110,877 and $101,543 at March 31, 2019 and December 30, 2018, respectively	485,026	486,054
Other assets	10,936	9,856

Total assets	$1,520,668	$1,443,864

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$11,296	$12,395
Current portion of operating lease liabilities	13,415	—
Accounts payable	28,219	16,612
Accrued expenses	90,290	113,650
Deferred revenue	116,521	105,187

Total current liabilities	259,741	247,844
Long-term liabilities:
Long-term debt	435,426	428,180
Long-term operating lease liabilities	96,248	—
Deferred income taxes	7,665	8,282
Pension and other postretirement benefit obligations	24,094	24,326
Other long-term liabilities	10,498	16,462

Total liabilities	833,672	725,094

Redeemable noncontrolling interests	1,298	1,547

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized; 60,806,451 shares issued and 60,529,861 shares outstanding at March 31, 2019; 60,508,249 shares issued and 60,306,286 shares outstanding at December 30, 2018	608	605
Additional paid-in capital	699,787	721,605
Accumulated other comprehensive loss	(6,911)	(6,881)
(Accumulated deficit) retained earnings	(5,224)	3,767
Treasury stock, at cost, 276,590 and 201,963 shares at March 31, 2019 and December 30, 2018, respectively	(2,562)	(1,873)

Total stockholders’ equity	685,698	717,223

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,520,668	$1,443,864

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except per share data)

	Three months ended
	March 31, 2019	April 1, 2018
Revenues:
Advertising	$178,694	$163,259
Circulation	152,165	129,991
Commercial printing and other	56,740	47,515

Total revenues	387,599	340,765

Operating costs and expenses:
Operating costs	229,495	196,389
Selling, general, and administrative	131,508	118,819
Depreciation and amortization	20,923	19,247
Integration and reorganization costs	4,112	2,430
Impairment of long-lived assets	1,207	—
Net loss (gain) on sale or disposal of assets	1,789	(3,171)

Operating (loss) income	(1,435)	7,051
Interest expense	10,134	8,352
Other income	(260)	(520)

Loss before income taxes	(11,309)	(781)
Income tax benefit	(1,954)	(116)

Net loss	(9,355)	(665)
Net loss attributable to redeemable noncontrolling interests	(249)	—

Net loss attributable to New Media	$(9,106)	$(665)

Loss per share:
Basic:
Net loss attributable to New Media	$(0.15)	$(0.01)

Diluted:
Net loss attributable to New Media	$(0.15)	$(0.01)

Dividends declared per share	$0.38	$0.37

Comprehensive loss	$(9,385)	$(732)
Comprehensive loss attributable to redeemable noncontrolling interests	(249)	—

Comprehensive loss attributable to New Media	$(9,136)	$(732)

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Three months Ended
	March 31, 2019	April 1, 2018
Cash flows from operating activities:
Net loss	$(9,355)	$(665)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,923	19,247
Non-cash compensation expense	1,136	1,163
Non-cash interest expense	344	504
Deferred income taxes	(617)	(92)
Net loss (gain) on sale or disposal of assets	1,789	(3,171)
Impairment of long-lived assets	1,207	—
Pension and other postretirement benefit obligations	(276)	(369)
Changes in assets and liabilities:
Accounts receivable, net	24,684	19,409
Inventory	988	(3,169)
Prepaid expenses	(5,680)	(3,888)
Other assets	(103,641)	(1,289)
Accounts payable	10,803	3,030
Accrued expenses	(6,289)	(17,573)
Deferred revenue	5,327	4,027
Other long-term liabilities	90,399	1,499

Net cash provided by operating activities	31,742	18,663

Cash flows from investing activities:
Acquisitions, net of cash acquired	(37,953)	(29,409)
Purchases of property, plant, and equipment	(2,242)	(1,929)
Proceeds from sale of real estate and other assets	2,465	9,207

Net cash used in investing activities	(37,730)	(22,131)

Cash flows from financing activities:
Payment of debt issuance costs	—	(500)
Borrowings under term loans	—	49,750
Repayments under term loans	(2,197)	(1,031)
Borrowings under revolving credit facility	54,400	—
Repayments under revolving credit facility	(46,400)	—
Purchase of treasury stock	(689)	(735)
Payment of dividends	(23,245)	(20,046)

Net cash (used in) provided by financing activities	(18,131)	27,438

Net (decrease) increase in cash, cash equivalents and restricted cash	(24,119)	23,970
Cash, cash equivalents and restricted cash at beginning of period	52,770	46,162

Cash, cash equivalents and restricted cash at end of period	$28,651	$70,132

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

AS ADJUSTED EBITDA AND FREE CASH FLOW

(In thousands, except share data)

	Three months ended
	March 31, 2019	April 1, 2018
Net loss	$(9,355)	$(665)
Income tax benefit	(1,954)	(116)
Interest expense	10,134	8,352
Impairment of long-lived assets	1,207	—
Depreciation and amortization	20,923	19,247

Adjusted EBITDA	20,955	26,818
Non-cash compensation and other expense	6,201	6,450
Integration and reorganization costs	4,112	2,430
Net loss (gain) on sale or disposal of assets	1,789	(3,171)

As Adjusted EBITDA	33,057	32,527
Interest Paid(1)	(9,567)	(7,680)
Net capital expenditures	(2,242)	(1,929)
Pension payments	(276)	(369)
Cash taxes(2)	(13)	—

Free Cash Flow	$20,959	$22,549

Basic weighted average shares outstanding	59,965,036	52,934,640
Diluted weighted average shares outstanding	59,965,036	52,934,640

(1)	Average interest paid during 2019 for the three-month period.
(2)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

SAME STORE AND ORGANIC SAME STORE REVENUES

(In thousands)

	Three months ended
	March 31, 2019	April 1, 2018
Total revenues from continuing operations	$387,599	$340,765
Revenue adjustment for material acquisitions	—	—

Same Store Revenues	387,599	340,765
Tuck-in Acquisitions(1)	(73,059)	(1,083)

Organic Same Store Revenues	$314,540	$339,682

(1)	Tuck-in acquisitions are adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.